Exhibit 99.2

First Financial Bancorp Announces Pricing of $120 Million Aggregate Principal Amount of Subordinated Notes due 2025

CINCINNATI, Ohio, Aug. 20, 2015, – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today the pricing of its previously announced public offering of $120 million aggregate principal amount of 5.125% subordinated notes due 2025 (the “Subordinated Notes”). The Company intends to use the net proceeds from the offering for general corporate purposes, including potential stock repurchases and capital to support growth. The sale of the Subordinated Notes is subject to customary closing conditions and is expected to close on August 25, 2015.

RBC Capital Markets, LLC is serving as sole book-running manager for the offering. The Subordinated Notes are being offered pursuant to a prospectus supplement and an accompanying prospectus describing the terms of the offering. Copies of the prospectus and the prospectus supplement relating to the offering may be obtained by contacting RBC Capital Markets, LLC by email: rbcnyfixedincomeprospectus@rbccm.com or by telephone (toll-free): 1-866-375-6829. The prospectus and the prospectus supplement may also be obtained from the U.S. Securities and Exchange Commission's website at http://www.sec.gov.

This announcement is neither an offer to sell nor the solicitation of an offer to buy any of the Subordinated Notes or any other securities. No such offer, solicitation or sale of the Subordinated Notes is being made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. A registration statement relating to the Subordinated Notes has been filed with the Securities and Exchange Commission and is effective.

About First Financial Bancorp

First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of June 30, 2015, the Company had approximately $7.4 billion in assets, $4.9 billion in loans, $5.7 billion in deposits and $802 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of June 30, 2015. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 106 banking centers. Additional information about the Company, including its products, services and banking locations, is available at www.bankatfirst.com.